                                                                       EXHIBIT 5

                         INTERIM MANAGEMENT SERVICES AGREEMENT
                         -------------------------------------

         This Interim Management Services Agreement ("Agreement") is made as of September 30, 1997 (the "Effective Date"), between Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan, d/b/a G.W.E. Partnership, with offices located at 125 Froehlich Farm Boulevard, Woodbury, New York 11797 (collectively, "Operators") and Senior Quarters Management Corp., a New York corporation (the "Manager").

         WHEREAS, Operators are the licensed operators of the facilities described in Exhibit A attached hereto and incorporated herein by this reference (collectively, the "Facilities");

         WHEREAS, Operators may delegate the performance of certain services relating to the Facilities pursuant to Section 9(B) of the Operating Agreements listed on Exhibit B attached hereto and incorporated herein by this reference (collectively, the "Operating Agreements"), or by agreeing with Manager to terminate the existing Management Services Agreements applicable to the Facilities and entering into this Agreement;

         WHEREAS, Manager is financially stable and qualified in the field of managing adult-care facilities such as the Facilities, and operators desire to engage Manager to provide services in connection with the operation of the Facilities, pursuant to Operators' supervision and direction, on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, Manager is willing to provide such services on an interim basis, on the terms and subject to the conditions set forth in this Agreement, commencing with the "Effective Time", of the merger of Prometheus Acquisition Corp. with and into Kapson Senior Quarters Corp. (the "Company") as defined in that certain Agreement and Plan of Merger dated as of the Effective Date among Prometheus Senior Quarters LLC, Prometheus Acquisition Corp. and Company.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

         I.       RESPONSIBILITIES OF OPERATORS.

                  A. Operators hereby engage Manager to provide management and consulting services to the Facilities, and Manager hereby accepts such engagement and agrees to provide such services for the compensation set forth in
Section VII, upon the terms and conditions set forth in this Agreement. During the term of this Agreement, Manager shall provide the services set

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forth below, all of which shall be subject to the supervision and review of
Operators. Manager and Operators understand and agree that notwithstanding any other provision of this Agreement, Operators remain responsible for operation of the Facilities in accordance with applicable law and regulations. Consequently, Operators shall retain the right, power and authority to promulgate all policies and procedures regarding operation of each Facility and the right to direct Manager and other third parties in the performance of their responsibilities; all such policies and directives shall be binding upon, and complied with by Manager. Notwithstanding the current authority of Operators, Operators acknowledge that Manager typically works with greater discretion than is provided pursuant to the Operating Agreements. Consequently, Operators shall, at the election of Manager, (x) work with the owner of the applicable Facility (the "Owner") to amend the Operating Agreements, substantially in the form of Exhibit C hereto, to clarify that the powers of the Operators primarily are to (1) issue such directives to Manager as are required by or appropriate under applicable law and regulations with respect to services of Manager, (2) establish such policies and procedures as are required by or appropriate under applicable law and regulations with respect to any or all of the matters covered by this Agreement, (3) supervise Manager and (4) ensure that the Facilities comply with applicable law, or (y) use their reasonable best efforts to facilitate a transition of the Operators of the Facility to an Operator or Operators approved by Owner and Manager.

                  a. OPERATIONAL POLICIES AND FORMS. Subject to the review by the operator pursuant to those certain operating Agreements described in Exhibit B attached hereto and incorporated herein by this reference, and the Annual Budgets (as defined in the Operating Agreements), Manager shall establish and implement appropriate operational policies and procedures, and shall develop such new policies and procedures as it may deem necessary to insure the establishment and maintenance of operational standards appropriate for the nature of the Facilities.

                  b. CHARGES. Manager shall prepare on behalf of operators schedules of charges, including any and all special charges for services rendered at the Facilities.

                  c. INFORMATION. Manager shall develop any informational material, mass media releases, and other related publicity materials that it deems necessary for the operation of the Facilities.

                  d. REGULATORY COMPLIANCE. Manager and Operators shall use their reasonable best efforts to maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority required for the operation

                                       -2-

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of the Facilities, to operate the Facilities in compliance with applicable laws and regulations, and to comply with such laws and regulations in performing their respective obligations relating to the Facilities. In addition, Manager shall provide all information required by applicable governmental agencies, and shall cooperate with governmental inspection and enforcement activities. Manager shall comply with all applicable provisions of law and regulations. Notwithstanding the provisions herein requiring Manager to comply with applicable law, operators remain responsible for the operation of the Facilities in compliance with such applicable law and regulations.

                  e. EQUIPMENT AND IMPROVEMENTS. Subject to the Annual Budgets, Manager shall recommend, and, if approved by Operators, acquire or effect, on behalf of an Owner, the equipment and improvements that it determines are needed to maintain or upgrade the quality, to replace obsolete or rundown equipment, or to correct any other survey deficiencies which may be cited during the term of this Agreement. Manager shall make all such repairs and maintenance approved by operators in a workmanlike and lienfree manner.

                  f. ACCOUNTING. Manager shall arrange for and supervise accounting support to the Facilities, including the following:

                           (1)  A monthly balance sheet and statement of
operations for each Facility, to be submitted to its Owner within thirty (30) days after the end of each calendar month;

                           (2)  Resident billing records;

                           (3)  Accounts receivable and collection records;

                           (4)  Accounts payable records;

                           (5)  All payroll functions, including, preparation of
payroll checks, establishment of depository accounts for withholding taxes, payment of such taxes, filing of payroll reports and the issuance of W-2 forms to all employees;

                           (6)  A complete general ledger for the purposes of
recording and summarizing all transactions for each Facility;

                  g. Manager shall prepare and file all necessary reports as required by applicable governmental authorities and simultaneously provide a copy to the Operators.

                  h. Manager shall be responsible for preparation and delivery of all reports required to be delivered to any lenders at the time and in the manner required by such lenders.

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All accounting procedures and systems utilized in providing said support shall be in accordance with the operating capital and cash programs developed or put in place by an Owner or developed by Operators. Upon Manager's recommendation, Operators may determine to engage a third party (in addition to Manager) to assist it in the performance of the accounting duties provided for herein.

                  i. REPORTS. Manager shall prepare and provide to Operators any information that is required to be furnished by Operators to an Owner under the Operating Agreements and any other reasonable operational information which may from time to time be specifically requested by operators, including any information needed to assist Operators in completing their tax returns and in complying with any reporting obligations imposed by any regulatory agencies or mortgages or lessors of the Facilities. In addition: (1) within thirty (30) days after the end of each calendar month, Manager shall provide Operators and the applicable owner with an unaudited balance sheet of the Facilities, dated the last day of such month, and an unaudited statement of income and expenses for such month relating to the operation of each Facility and (2) within ninety (90) days after the end of the fiscal year of each Facility, Manager shall provide Operators and the applicable Owner with unaudited financial statements including a balance sheet of such Facility dated the last day of said fiscal year and a statement of income and expense for the year ended relating to the operation of such Facility. In addition, Manager shall prepare and send to Operators and the applicable owner monthly occupancy reports and related information with respect to each Facility. All books, records, forms and reports of the Facilities in connection with operation of the Facilities shall be Operators' property, provided, however that Manager may retain copies of all books, forms and records (of the Facilities and not the residents) operators maintain for the files of Manager.

                  j. BANK ACCOUNTS. Manager shall establish and maintain necessary bank accounts and shall deposit therein all money received during the term of this Agreement in the course of the operation of each Facility, and shall make such withdrawals and payments from such accounts as are necessary and appropriate to fulfill the responsibilities described in this Agreement. Operator shall be given notice as to the identity of authorized signatories. All expenses incurred in the operation of the Facilities shall be paid in accordance with the Operating Agreements.

                  k. PERSONNEL. Manager shall recruit, hire, train, promote, direct, discipline and fire, if necessary, all Facility personnel, including the Administrator and Program Coordinator, if any, of the Facilities, establish salary levels, personnel

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policies and employee benefits; and establish employee performance standards, all as Manager determines to be necessary or desirable during the term of this Agreement to ensure the efficient operation of all departments within, and all services offered by the Facilities. All of the foregoing obligations shall be undertaken in accordance with the Annual Budget, Operators' authority and control, and applicable law and regulations. All of the personnel of each Facility shall be the employees of the owner of such Facility, unless otherwise agreed by the applicable Owner and Operators (and Manager if such personnel shall be employees of Manager), and all salary, bonuses, fringe benefits, payroll taxes and related expenses payable to or in respect of the Facility's personnel shall be expenses of the respective Facilities. Notwithstanding the above, the Operators shall retain the authority to discharge any person working in a Facility.

                  1. SUPPLIES AND EQUIPMENT. Manager shall purchase supplies and non-capital equipment needed to operate the Facilities within the budgetary limits set forth in the Annual Budget. In purchasing said supplies and equipment, if possible, Manager shall take advantage of any national or group purchasing agreements to which Manager or Operators or any of their affiliates may be a party.

                  M. LEGAL PROCEEDINGS. Manager shall monitor and, pursuant to owner's direction, act with respect to, all legal matters and proceedings that are within the scope of Manager's authority pursuant to this Agreement, including without limitation, any necessary legal actions or proceedings to collect obligations owing to the Facilities, the cancellation or termination of any contract or agreement for breach thereof or default thereunder, and other actions necessary to enforce the rights and obligations of the residents, sponsors, licensees, customers and other users for the Facilities. Manager shall give notice promptly to Owner and Operators of all demands, claims and all legal actions.

                  n. ANNUAL BUDGETS. PREPARATION. Manager shall timely prepare and deliver to Operators for their review and submission to the applicable Owner proposed annual budgets ("Annual Budget(s)") for each Facility. Such proposed Annual Budgets shall be prepared in accordance with the Operating Agreements. Manager and Operators acknowledge that (x) projected revenue may not be actually received and (y) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and maintenance of the Facilities. By submitting such a projected Annual Budget, Manager will not be deemed to be providing a guarantee or warranty as to the projected revenue, expenses or capital expenditures of the Facilities.

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                  o. COLLECTION OF ACCOUNTS. Manager shall issue bills and
collect accounts and monies for goods and services furnished by each Facility, including, but not limited to, enforcing the rights of Operators, any owner and the Facilities as creditor under any contract or in connection with the rendering of any services. Any actions taken by Manager to collect said accounts receivable shall be in accordance with the applicable laws, rules and regulations governing the collection of accounts receivable.

                  p. CONTRACTS. Manager shall negotiate, prepare for execution, cancel or terminate agreements and contracts as Operators deems necessary or advisable for the operation of each Facility, including, without limitation, the furnishing of concessions, supplies, utilities, extermination, refuse removal and other services. Manager shall be entitled to utilize any entities affiliated with Manager to provide these services, provided that the rates and prices therefor, are competitive.

                  B. EXCLUSIVE REPRESENTATIVE. Operators are the exclusive representative of each Owner pursuant to the Operating Agreements for purposes of communicating and dealing directly with the regulatory authorities, governmental agencies, employees, independent contractors, suppliers, residents, sponsors, licensees, customers and guests of each Facility. Operators however acknowledge that Manager typically acts as exclusive representative of each owner for such purposes; consequently, Operators shall use reasonable best efforts to work with Owners to enable Manager to serve such role in the future, including by enacting appropriate amendments to the Operating Agreements, in all instances except where Operators are required by law to serve such function. In addition, each Owner may maintain contact and working relationships with the abovementioned persons and entities.

         II. INSURANCE. Manager shall arrange for and maintain all necessary and proper hazard insurance covering each Facility, including the furniture, fixtures and equipment situated thereon, all necessary and proper malpractice and public liability insurance for Manager's, Operators' and Owners' protection and for the protection of Manager's, Operators' and Owners, officers, partners, agents and the personnel of the Facilities. Subject to the prior written approval of Operators, Manager shall also arrange for and maintain all employee health and worker's compensation insurance for the personnel of the Facilities. Any insurance provided pursuant to this paragraph shall comply with the requirements of any applicable Facility mortgage or lease and, with the exception of the insurance maintained by Manager for its own protection, shall be an expense of the Facilities.

         III. CONFIDENTIAL MATERIALS. Operators hereby provide an exclusive, irrevocable license to Manager to use the systems, methods, procedures and controls employed by Operators on behalf

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of each Owner and any written materials or brochures developed to document the same. Notwithstanding the foregoing, Manager shall use reasonable best efforts to keep such systems, methods, procedures and controls confidential and to prevent them from being utilized, distributed, copied or otherwise employed or acquired, except on behalf of an Owner or its affiliates.

         IV. TERM OF AGREEMENT; EFFECT OF TERMINATION. The term of this Agreement shall commence on the Effective Date and shall terminate on the fifth
(5th) anniversary of the Effective Date, unless sooner terminated as hereinafter provided. This Agreement may be terminated: (i) in accordance with Section V,
(ii) by Manager upon the death or continuing disability of all of the Operators, or (iii) by the Manager by giving at least thirty (30) days, prior written notice to Operators at any time after the occurrence of a Change in Control of an Owner. Upon any termination of this Agreement other than pursuant to Section V, the parties hereto shall have no further obligations or liabilities hereunder except for the respective right of Manager or its representatives, estates, successors or assigns to receive fees through the date of termination, and except that upon the expiration or earlier termination of this Agreement for any reason, the parties shall cooperate (at the applicable Owner's expense) to minimize the impact of the change on the residents. To the extent that Manager provides management services to operators hereunder in connection therewith, Manager shall be entitled to receive fees in accordance with Section VII hereof. For purposes of this Agreement, "disability" shall mean the inability to provide services hereunder due to illness, injury or other medical reasons for a period of more than one hundred eighty (180) consecutive days, and a "Change in Control" of an Owner shall be deemed to have occurred if any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") or any successor provision) shall acquire beneficial ownership (determined in accordance with Rule 13d-3 promulgated under the

Exchange Act or any successor provision) of securities of such Owner representing both: (i) at least 30% of the total outstanding voting power of securities of an Owner entitled to vote for the election of directors of such Owner and (ii) a greater percentage of such voting power than is owned at such time in the aggregate by Manager and its affiliates.

         V. EVENTS OF DEFAULT AND REMEDIES.

            A. DEFAULT. Each of the following shall constitute an Event of Default hereunder:

            1. If any Operating Agreement is terminated by Operators as a result of an Event of Default (as defined therein) committed by an owner.

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            2. If either Manager, on the one hand, or the Operators,
collectively, on the other, fail to perform in any material respect any term, provision, or covenant of this Agreement and such failure (i) continues after written notice from the other party or parties specifying such failure to perform for a period of thirty (30) days unless such failure cannot reasonably be cured within such 30-day period, (ii) the defaulting party fails to endeavor vigorously and continuously to cure such default as promptly as is practicable; it being understood and agreed that Operators' obligations under this Agreement may be performed by one or more of Glenn Kaplan, Wayne Kaplan and Evan Kaplan, and that performance of such obligations by one or more of such individuals shall constitute performance by the Operators.

            3. If an Event of Default shall be committed or suffered by Manager under any other agreement (as defined therein) pursuant to which Manager provides management services for any adult-care facility (whether or not owned by an Owner) for which operators act as the licensed operators.

            4. If Manager is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or is the subject of an involuntary bankruptcy filing, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

            5. If Operators transfer or terminate the operating certificate or other material licenses or permits of the Facility other than pursuant to
Section I(A) of this Agreement, or as required by the Owner or by law.

         B. REMEDIES. At any time after the occurrence and during the continuance of an Event of Default, the party who has not committed or suffered the Event of Default (with any Event of Default of an Owner being deemed to be an Event of Default by Operators for this purpose) may, at its option, terminate this Agreement by giving written notice to the other party and shall be entitled to exercise all rights and remedies available under applicable law.

         C. LIQUIDATED DAMAGES UNDER OPERATING AGREEMENT. Operators and Manager shall use reasonable best efforts not to cause an Event of Default under the terms of the operating Agreements. If an Operating Agreement terminates by action or default on the part of the Owner, Operators shall pay to Manager an amount equal to the liquidated damages Operators may receive, if any, pursuant to the applicable Operating Agreement, within thirty (30) days following the receipt of such payment.

         VI.     FACILITY OPERATIONS.

                 A. STANDARD OF PERFORMANCE; ACTING WITHIN BUDGET. In performing its obligations under this Agreement, Manager shall use its reasonable best efforts and act in good faith and with professionalism in accordance with the Annual Budgets and the prevailing standards of the adult-care facilities industry in each area in which a Facility is located and in accordance with applicable law.

                 B. FORCE MAJEURE. The parties will not be deemed to be in violation of this Agreement if they are prevented from performing any of their respective obligations hereunder for any reason beyond their control, including, without limitation, strikes, shortages, war, acts of God, or any statute, regulation or rule or action of a federal, state or local government or an agency thereof.

         VII. FEES.

                 A. Commencing at the Effective Time, if any Facility has not yet begun admitting residents for occupancy, Operators shall pay Manager a start-up fee equal to forty thousand ($40,000) dollars payable in equal monthly installments for such Facility.

                 B. Commencing on the day a Facility begins admitting residents for occupancy and until an Operating Agreement is amended or superseded pursuant to Section I(A) of this Agreement, Manager shall be entitled to receive fees from Operators equal to: the greater of (1) the sum of five (5*1) percent of total gross revenues less $1,000 or (2) $11,500, payable to Manager monthly on the fifteenth (15th) day of each month.

                Such fees shall be paid to Manager contemporaneously with the payment of the fees paid to Operators. Operators shall have no liability to Manager hereunder to the extent fees are not paid by owner to Operators, but in such event at the election of Manager, (a) Operators shall assign to Manager its rights to seek redress against owner for nonpayment of its fees to the extent that such rights are assignable or (b) Operators shall continue to pursue fees from owner at the expense of Manager.


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       VIII. ASSIGNMENT; DELEGATION.

                 A. MANAGEMENT SERVICES AGREEMENT. This Agreement shall not be assigned (including by operation of law, whether by merger or consolidation (excluding a merger effected solely for the purpose of changing Manager's jurisdiction of incorporation that does not affect the stock ownership of Manager in any material respect) or otherwise) by Manager, on the one hand, or by any of the Operators, on the other, without the prior written consent of the other party or parties.

                 B. DELEGATION. Notwithstanding any other provision of this Agreement to the contrary, Operators hereby delegate to Manager only those powers, duties or responsibilities set forth herein. All other powers and duties remain with the Operators. The Manager shall not exercise any powers, duties or responsibilities that it is prohibited by applicable law or regulations from exercising.

         IX. NOTICES. All notices required or permitted hereunder shall in writing by hand delivery, by registered or certified mail, postage prepaid, by overnight delivery or by facsimile transmission (with receipt confirmed with the recipient). Notices given by Operators may be signed by any of the Operators. Notices shall be delivered or mailed to the parties at the addresses specified below or at such other places as either party shall designate in writing:

         To Operators:            Glenn Kaplan, Wayne L. Kaplan and Evan
                                  A. Kaplan
                                  125 Froehlich Farm Boulevard
                                  Woodbury, New York 11797
                                  Telephone: (516) 921-8900
                                  Telecopier: (516) 921-8360

                                  Copy to:

                                  Arnold J. Levine, Esq.
                                  Proskauer Rose LLP
                                  1585 Broadway
                                  New York, New York 10036-8299
                                  Telephone: (212) 969-3000
                                  Telecopier No: (212) 969-2900

          To Manager:             Senior Quarters Management Corp.
                                  c/o Lazard Freres Real Estate
                                     Investors L.L.C.
                                  30 Rockefeller Plaza, 63rd Floor
                                  New York, New York 10020

                                  Attention: Robert P. Freeman
                                     and Murry N. Gunty
                                  Telephone: (212) 632-6026
                                  Telecopier: (212) 332-5980

          Copy to:                Jonathan L. Mechanic, Esq.
                                  Fried, Frank, Harris, Shriver & Jacobson
                                  One New York Plaza
                                  New York, New York 10004-1980
                                  Telephone: (212) 859-8000
                                  Telecopier:(212) 859-4000

         X. RELATIONSHIP OF THE PARTIES. The relationship of Manager to Operators in connection with this Agreement shall be that of an independent contractor and all acts performed by Manager during the term hereof shall be deemed to be performed in its capacity as an independent contractor. To the fullest extent permitted under applicable law, the Operators shall not be deemed to have any fiduciary duties to Manager or its stockholders in connection with Managers' provision of services hereunder or any matters arising out of or related thereto. Nothing contained in this Agreement is intended to or shall be construed to give rise or create a partnership or joint venture or lease between Manager, its successors and assigns on the one hand, and Operators and their assigns on the other hand.

         XI. ENTIRE AGREEMENT. As of the Effective Time, this Agreement and any documents executed in connection herewith shall supersede all previous management services agreements between the parties and relating to the Facilities, contain the entire agreement among the parties and be binding upon the respective successors and assigns of the parties, provided however that any successor or successors of the Operators shall be approved in advance by an Owner under the terms of the Operating Agreement applicable to such Owner. This Agreement shall be construed in accordance with the laws of the State of New York (without regard to the State of New York choice of law provisions). This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

         XII. CAPTIONS. The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

       XIII. SEVERABILITY. In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

         XIV. CUMULATIVE. NO WAIVER. No right or remedy herein conferred upon or reserved to any of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of any party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the respective parties hereto may be exercised from time to time and as often as may be deemed expedient by such parties.

         XV. PROSPECTIVE LEGAL EVENTS. CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS.

         A. The parties hereto agree that in the event that applicable regulatory agencies request modifications to the text hereof prior to the Effective Time, the parties shall work in good faith to make modifications to this Agreement or to cooperate in restructuring their relationship as appropriate, provided that any such restructuring shall, to the maximum extent possible, preserve the underlying economic, financial and general business arrangements between Owner and Operators. The parties acknowledge that such agencies may require either or both parties to obtain appropriate regulatory licenses and approvals.

         B. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date, are interpreted by judicial decision, a regulatory agency or legal counsel of either party in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Manager and Operators shall use reasonable best efforts to amend this Agreement, to the maximum extent possible, to preserve the underlying economic and financial arrangements between Manager and Operators. The parties acknowledge that such amendment may require reorganization of Manager or Operators, or both, and may require either or both parties to obtain appropriate regulatory licenses and approvals.

         XVI. RIGHT OF FIRST REFUSAL. Operators agrees that in the event that Operators receive an opportunity to purchase a Facility pursuant to a Right of First Refusal set forth in the Operating Agreements, Operators shall immediately inform Manager; if Manager determines that Manager wishes to acquire such

Facility itself or through a designee, Manager shall so inform Operators within fifteen (15) business days and Operators shall negotiate in good faith as the agent of Manager in obtaining the Facility on behalf of Manager.

         XVII. COUNTERPARTS. This agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement. Operators shall retain a copy of this Agreement on file, to be available for inspection by regulatory authorities.


         XVIII. COSTS AND EXPENSES OF FACTLITY: INDEMNITY. All fees, costs, expenses and purchases arising out of, relating to, or incurred in the operation of the Facility, shall be the sole responsibility of Owner. Operators, by reason of the execution of this Agreement and the performance of their services to the Facility, shall not be liable for or deemed to have assumed any liability for such fees, costs, and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred in its operation. Operators agree to indemnify, defend, pay on behalf of, and hold Owner, Manager and their officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of the willful misconduct, misappropriation of funds or fraud of Operators. Manager agrees to indemnify, defend, pay on behalf of, and hold Operators and their officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of the operation of the Facility (except those resulting from the willful misconduct, misappropriation of funds, fraud or gross negligence of Operators), including, without limitation, any liabilities asserted against Manager or any of its officers, directors, agents and employees by reason of any action or inaction taken by any of the foregoing while performing the duties of Manager hereunder. The terms of this Section XVIII shall survive the expiration or earlier termination of this Agreement.

         XIX. FURTHER ASSURANCES. Notwithstanding any other provisions of this Agreement, Operators shall not (A) take or permit any action or (B) refrain from taking or permitting any action, if such act or refusal would cause Operators to violate, either immediately or with the passage of time, any law, rule, regulation, code of ethics or fiduciary obligation in their capacity as licensed Operators. Any decision by Operators to override any action or recommendation of Manager shall not be deemed a breach of this Agreement, and shall not be an Event of Default, if such action or refusal is necessary for Operators to maintain compliance with any such law, rule, regulation, code of ethics or fiduciary obligation.

         IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed, as of the day and year first above written.

                                          MANAGER:

                                          SENIOR QUARTERS MANAGEMENT CORP.

                                          By: /s/ Wayne L. Kaplan
                                              -----------------------------
                                              Wayne L. Kaplan
                                              Vice President/Secretary


                                          OPERATORS:

                                          G.W.E. PARTNERSHIP


                                          /s/ Glenn Kaplan
                                          ---------------------------------
                                          Glenn Kaplan



                                          /s/ Wayne L. Kaplan
                                          ---------------------------------
                                          Wayne L. Kaplan


                                          /s/ Evan A. Kaplan
                                          ---------------------------------
                                          Evan A. Kaplan